UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

XYRATEX LTD

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction	(I.R.S. Employer Identification
of incorporation or organization)	Number)

Langstone Road Havant PO9 1SA United Kingdom	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.   Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A filed by Xyratex Ltd, a Bermuda company (the “Company”), with the Securities and Exchange Commission (the “SEC”) on December 18, 2012 (the “Registration Statement”), relating to the Rights Agreement, dated as of December 17, 2012 (the “Original Rights Agreement”) between the Company and Computershare Trust Company, N.A. (the “Transfer Agent”) and Amendment No. 1 to the Registration Statement filed by the Company with the SEC on Form 8-A/A on December 13, 2013 (the “Prior Registration Statement Amendment”), relating to the Rights Agreement, as amended by that certain Amendment to the Rights Agreement, dated as of  December 13, 2013, by and between the Company and the Transfer Agent (the “Prior Rights Amendment”).  The Original Rights Agreement, as amended by the Prior Rights Amendment, is referred to herein as the “Rights Agreement.”  Each of the Registration Statement and the Prior Registration Statement Amendment is hereby incorporated herein by reference.

On December 21, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seagate Technology International, an exempted limited liability company incorporated and existing under the Laws of the Cayman Islands (“Parent”), and Phoenix Acquisition Limited, an exempted company incorporated and existing under the laws of Bermuda and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  Parent is an indirect subsidiary of Seagate Technology plc (Nasdaq: STX).  In connection with the Merger Agreement, the Company entered into an amendment to the Rights Agreement with the Transfer Agent on December 21, 2013 (the “Second Rights Amendment”), which provides, among other things, that (i) Parent, Merger Sub and their affiliates will be exempt from the Rights Agreement solely to the extent of their beneficial ownership of any common shares of the Company pursuant to or arising out of the Merger Agreement, the voting agreements entered into in connection with the Merger Agreement (the “Voting Agreements”) or any of the transactions contemplated thereby; (ii) the Rights Agreement and the related purchase rights to purchase Series A Junior Participating Preference Shares of the Company issued pursuant to the Rights Agreement (the “Rights”) will terminate immediately prior to the consummation of the Merger, and as a result the Rights Agreement will no longer be in effect, and the Rights will no longer be issued or outstanding at the time of the consummation of the Merger; and (iii) none of the execution, delivery or performance of the Merger Agreement or the Voting Agreements, or the consummation of any of the transactions contemplated thereby, including the Merger, will permit the Rights to be exercised.  The Second Rights Amendment will terminate and will be of no further force or effect if the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger.

The foregoing summaries of the Second Rights Amendment and the Rights Agreement, as amended by the Second Rights Amendment, are qualified in their entirety by reference to (i) the full text of the Second Rights Amendment, which is filed as Exhibit 99.3 to the Company’s Form 6-K filed with the SEC on December 23, 2013 and is incorporated herein by reference; (ii) the Original Rights Agreement and the summary of its material terms which were filed with the SEC on Form 6-K on December 18, 2012 and are incorporated herein by reference; and (iii) the Prior Rights Amendment and the summary of its material terms which were filed with the SEC on Form 6-K on December 13, 2013 and are incorporated herein by reference.

Item 2.   Exhibits

1                                                     Second Amendment to Rights Agreement, dated as of December 21, 2013, by and between Xyratex Ltd and Computershare Trust Company, N.A.

2                                                     Amendment to Rights Agreement, dated as of December 13, 2013, by and between Xyratex Ltd and Computershare Trust Company, N.A. (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated December 13, 2012 of Xyratex Ltd).

3                                                     Rights Agreement, dated as of December 17, 2012, by and between Xyratex Ltd and Computershare Trust Company, N.A., which includes the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preference Shares as Exhibit C (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated December 18, 2012 of Xyratex Ltd).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

XYRATEX LTD

Date: December 23, 2013	By:	/s/ Richard Pearce
Richard Pearce
Chief Financial Officer